UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2012

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9135 South Ridgeline Blvd., Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

(303) 734-1727

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 20, 2012, management of ADA-ES, Inc. (the “Company” or “we”), after consultation with the Company’s Board of Directors and Audit Committee, determined that the Company’s financial statements for the fiscal year ended December 31, 2011 and for the quarterly periods ended June 30, 2011, September 30, 2011 and March 31, 2012 should no longer be relied upon and should be restated. Management made this determination following an assessment of the accounting treatment of the equity in our joint venture, Clean Coal Solutions, LLC (“Clean Coal”), that has been held by an affiliate of The Goldman Sachs Group, Inc. (“GS”) since May 2011.

The Company classified GS’s interest in Clean Coal (the “GS Interest”) as non-controlling interest in stockholders’ equity as of June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012. After completion of a recent review and evaluation of the applicable agreement (the Second Amended and Restated Operating Agreement of Clean Coal Solutions, LLC, which is included as an exhibit to our Form 10-Q/A filed on September 28, 2011) and accounting authoritative literature, management determined that the GS Interest is more appropriately classified as temporary equity because of a provision in the agreement that permits GS to require redemption of its interest under certain limited circumstances. The Company concluded that it must amend its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, September 30, 2011 and March 31, 2012 in order to restate its financial statements to reflect the GS Interest as such. Accordingly, we will file amendments to those reports. The restatements of such financial statements will impact our Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ Equity in that the GS Interest will be reflected as temporary equity rather than as part of stockholders’ equity and our Consolidated Statements of Cash Flows to reflect the entire $60 million investment by GS as a financing activity rather than an investing activity. Such restatement will not impact our Consolidated Statements of Operations for such periods.

Our executive officers, Board of Directors and Audit Committee have discussed the matters disclosed in this Form 8-K with Ehrhardt Keefe Steiner & Hottman PC, the Company’s independent registered public accounting firm. Ehrhardt Keefe Steiner & Hottman PC was the Company’s independent registered public accounting firm when the Form 10-K for the fiscal year ended December 31, 2011 and the Forms 10-Q for the interim periods ended June 30, 2011, September 30, 2011 and March 31, 2012 were originally filed.

Item 8.01 Other Events.

The Company also is having discussions with the staff of the Securities and Exchange Commission (the “Staff”) regarding the deferred tax assets that are included on the Company’s Consolidated Balance Sheets. The Company has received comments from the Staff questioning whether, due to the Company’s recurring history of losses, the Company should have recognized valuation allowances against certain of its deferred tax assets as of December 31, 2010 and subsequent periods. The Company’s management believed as of the end of the relevant periods, and continues to believe, that it is more likely than not that the deferred tax assets will be realized in future periods, and we therefore have not recognized allowances to date. Even so, our discussions with the Staff are ongoing and are not yet resolved.

If our discussions with the SEC staff result in the Company concluding that it should recognize valuation allowances with respect to our deferred tax assets, we expect that this will result in reporting a significant increase in our net loss for the fiscal years ended December 31, 2010 and 2011, quarters within 2011 and the first quarter of 2012. It should be noted that while such a determination would impact the reporting of the deferred tax assets and our net losses for the above-mentioned periods, the availability of the cumulative net operating losses and tax credits for offsetting future net income in profitable years would not be impacted. If in a subsequent fiscal period we reduce such allowances, our net income for such period would increase to the extent of such reduction.

Additional information appears in the Company’s press release dated June 21, 2012, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, ADA-ES, Inc. Announces Restatement of Balance Sheets and Statements of Changes in Stockholders’ Equity and Cash Flows to Reflect Reclassification of Non-Controlling Interest, dated June 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2012	ADA-ES, INC. Registrant

	By:	/s/ Mark H. McKinnies
		Name:	Mark H. McKinnies
		Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, ADA-ES, Inc. Announces Restatement of Balance Sheets and Statements of Changes in Stockholders’ Equity and Cash Flows to Reflect Reclassification of Non-Controlling Interest, dated June 21, 2012